Exhibit 99.1

U. S. Steel Announces Results Of Tender Offer For Any And All Of Its 8.375% Senior Secured Notes Due 2021

PITTSBURGH, March 20, 2018 /GlobeNewswire/ — United States Steel Corporation (NYSE: X) (the “Company” or “U. S. Steel”) announced today the results of the previously announced tender offer for any and all of its 8.375% Senior Secured Notes due 2021 (the “Notes”) which commenced on March 13, 2018 and expired at 5:00 p.m., New York City time, on March 19, 2018 (the “Expiration Date”).

According to information provided by D.F. King & Co., Inc., the Tender Agent and Information Agent for the tender offer, $483,912,000 aggregate principal amount of the Notes were validly tendered and not validly withdrawn prior to or at the Expiration Date, and the Company has accepted for purchase all such Notes. D.F. King & Co., Inc. has also advised that an additional $15,178,000 aggregate principal amount of Notes remain subject to guaranteed delivery procedures. The Company expects the payment for the accepted Notes to be made today, March 20, 2018 (or March 22, 2018, for Notes tendered by guaranteed delivery).

As previously announced, the Company will redeem on April 12, 2018 the Notes that remain outstanding upon completion of the tender offer.  Holders of such Notes will receive the “make-whole” redemption price as calculated and provided for under the indenture governing the Notes, and accrued and unpaid interest will be paid to, but excluding, the date of redemption.

The Company retained J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC to serve as dealer managers, directly and through their respective affiliates, for the tender offer. J.P. Morgan Securities LLC can be contacted at 212-834-3424 or toll free at 866-834-4666 and Credit Suisse Securities (USA) LLC can be contacted at 212-538-1862 or toll free at 800-820-1653. The Company retained D.F. King & Co., Inc. to act as the tender agent and information agent in respect of the tender offer. D.F. King & Co., Inc. can be contacted at 800-848-3402, 212-269-5550 or uss@dfking.com.

This announcement does not constitute an offer to buy or the solicitation of an offer to sell any securities in any jurisdiction or in any circumstances in which such offer or solicitation is unlawful.

Cautionary Statement

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as, but not limited to, “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “could,” “may,” “will,” “should,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside U. S. Steel’s control that could cause actual results to differ materially from those reflected in such statements. Accordingly, U. S. Steel cautions that the forward-looking statements contained herein are qualified by these and other important factors and uncertainties that could cause results to differ materially from those reflected by such statements. For more information on the potential factors, please review U. S. Steel’s filings with the Securities and Exchange Commission, including, but not limited to, U. S. Steel’s Annual Report on Form 10-K and its Current Reports on Form 8-K.

CONTACT: Sarah Cassella, Manager, External Communications, (412) 433-6777, sacassella@uss.com, or Analysts, Dan Lesnak, General Manager, Investor Relations, (412) 433-1184, dtlesnak@uss.com